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                                                                    Exhibit 11A


                           PacifiCare Health Systems, Inc.
                Computation of Net Income per Share of Common Stock -
                                       Primary
             (Dollars and shares in thousands, except per share amounts)
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

                                                          Three months ended     Nine months ended
                                                              June 30,               June 30,
                                                         ---------------------------------------------
                                                          1996        1995        1996       1995
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
 Shares outstanding at the beginning of the
    period                                                31,153      30,714      30,883      27,528

 Weighted average number of shares issued
    during the period in connection with a
    public offering, compensation awarded
    in stock and exercise of stock options                    17          37         163       1,221

 Dilutive shares issuable, net of shares
    assumed to have been purchased (at the
    average market price) for treasury with
    assumed proceeds from the contingent
    exercise of stock options and registered
    equity purchase contracts                                527         562         608         629
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 Total shares--primary                                    31,697      31,313      31,654      29,378
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 Net income                                             $  8,578    $ 30,248    $ 68,426    $ 77,664

 Primary earnings per share                             $   0.27    $   0.97    $   2.16    $   2.64
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